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                                                                      EXHIBIT 23

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Our report on the consolidated financial statements of Hayes Corporation is included on page F-1 of this Form 10-K. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule included on page F-21 of this Form 10-K.

In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                        Coopers & Lybrand, L.L.P.

Atlanta, Georgia
February 25, 1998